Exhibit 10.53

SELLAS LIFE SCIENCES GROUP AG

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of September 1, 2016 by and between Sellas Life Sciences Group AG, a Swiss corporation (the “Company”), currently in the process of redomiciling to Bermuda under its new operating name Sellas Life Sciences Group Ltd., and Angelos Stergiou (“Executive”) (each being a “Party” hereto and together constituting the “Parties”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer under the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. EMPLOYMENT.

A. Employment. Company hereby agrees to employ Executive and Executive hereby accepts such employment with Company as Chief Executive Officer, upon the terms and conditions set forth in this Agreement.

B. Effective Date and Term. Company’s employment of Executive under this Agreement shall commence effective as of September 1, 2016 (the “Effective Date”), and continue until the Date of Termination (defined in Section 4(C)) (hereinafter such period of time from the commencement until termination of employment shall be referred to as the “Employment Term”).

C. Duties of Executive. During the Employment Term, all of the following shall apply: Executive shall carry out, perform and comply with such reasonable and lawful orders, directions, and written rules and policies (including those rules and policies memorialized in meeting minutes) as are assigned or set by Company’s Board of Directors (the “Board”) from time to time; Executive shall report to, receive directions from and be reviewed by the Board; and Executive’s duties shall include the duties and responsibilities commonly associated with a Chief Executive Officer of a company similar to Company.

D. Duty of Loyalty. Except as set forth in Exhibit A, during the Employment Term Executive shall not, without the prior written consent of the Board, accept other employment and shall devote Executive’s full business time and attention and Executive’s best efforts to the faithful performance of Executive’s duties as an officer and employee of Company. Executive’s expenditure of reasonable amounts of time for teaching, personal business or consultation, or on behalf of charitable or professional organizations shall not be deemed a breach of this Agreement, provided such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

E. Place of Performance. Executive’s principal place of employment during the Employment Term will be in Hamilton Bermuda. Executive will primarily provide services hereunder from Bermuda. Notwithstanding the foregoing, Executive understands and agrees that Executive’s presence may be required at other Company worksites, including but not limited to New York, NY, USA, or Executive may be required to travel for business, in each case, in accordance with Executive’s duties and responsibilities under this Agreement, as business needs require or may change over time and as reasonably requested by the Board.

2. COMPENSATION AND BENEFITS.

In consideration of the services to be rendered by Executive pursuant to this Agreement, as well as Executive’s covenants set forth in this Agreement, Company shall pay to Executive the following compensation, which shall be the entire and exclusive compensation for all of Executive’s services rendered and other obligations taken on Company’s behalf:

A. Annual Base Salary. During the Employment Term, Company shall pay to Executive an annualized base salary of $400,000.00 (the “Base Salary”), net of all legally required applicable taxes, withholdings, and deductions in accordance with applicable laws. For calendar years in which Executive is employed for less than the full year, the Base Salary shall be prorated and accrue on a per diem basis for only those days on which Executive was employed during such calendar year. The Base Salary will be paid by Company in equal installments according to Company’s customary payroll practices, but in any event not less frequently than monthly. Executive’s Base Salary shall be reviewed periodically by the Company’s Board or the Compensation Committee of the Board (the “Compensation Committee”) if so designated and may be appropriately increased from time to time in the sole discretion of Board or the Compensation Committee, as applicable, and may not be decreased. Company currently anticipates that the next review of Executive’s Base Salary will occur the earlier of or around July 31st, 2017 or the Initial Public Offering (“IPO”) of the Company.

Executive shall also receive as additional compensation $10,000 per calendar month (the “Housing Allowance”), net of all applicable taxes, withholdings, and deductions in order to assist Executive with his housing expenses. The Housing Allowance will be paid by Company in equal installments according to Company’s customary payroll practices, but in any event not less frequently than monthly.

B. Incentive Compensation. During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by Company, at such levels as the Board or Compensation Committee determines in its sole discretion. The Executive’s annual short-term (cash) incentive opportunity target shall be a minimum of 30% of Executive’s annual base salary rate (the “Annual Bonus”). The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of Executive and Company performance objectives established in advance by the Board or the Compensation Committee. In order to earn and receive any such bonus, Executive must be employed by the Company, without having received from or tendered to the Company notice of an anticipated termination (for any reason), as of December 31st of the calendar year with respect to which such bonus to be paid to Executive is earned. Each such bonus will be paid no later than March 15th of the calendar year following the calendar year in which the applicable services were performed. Payment of an Annual Bonus for any year or other period of time will not give rise to an entitlement or expectation of an Annual Bonus for any other year or other period of time. Company currently anticipates that the next review of Executive’s short-term incentive will occur the earlier of or around July 31st, 2017 or the Initial Public Offering (“IPO”) of the Company but any incentive compensation, extraordinary bonus, may be administered at any time upon the Board’s recommendation.

C. Equity Compensation & Additional Discretionary Bonus.

(i) Upon the terms and conditions set forth in the following subsections, Company, as stated herein and in accordance with the below, shall grant to Executive shares of the Company’s common stock (the “Stock Award”) pursuant to and in accordance with the terms and conditions of a stock incentive plan being developed by the Company.

(ii) As soon as administratively possible following the adoption of the Company’s stock incentive plan by the Company’s Board, the Board shall grant to Executive the Stock Award. Subject to Executive’s continued employment with the Company, the Stock Award shall become vested and non-forfeitable over a period of time, referred to as a vesting schedule. The Stock Award will be subject to repurchase rights, change of control provisions, and other terms, each of which will be determined by the Board at the time of grant and set forth in the applicable Stock Award agreement that will be provided to Executive. The Parties agree that in the event that Executive is terminated without Cause (as defined below) or resigns for Good Reasons (as defined below) in connection with a Change in Control (as defined below), all the Stock Award will be accelerated and become vested effective on the effective date of the Change in Control. As the Company has not yet adopted its stock incentive plan, no specific Stock Award details are included in this agreement.

(2) Additional Discretionary Bonus: In addition to any other bonus under this Section 2, at such times as the Company may in its sole discretion deem appropriate, Executive may be eligible to receive a further discretionary bonus payment. The timing and amount, if any, of any such bonus shall be determined in the sole discretion of the Company. Such bonus, if any, will be paid in the calendar year following the year in which the applicable services were performed, in accordance with the Company’s bonus payment practices in effect from time to time for similarly-situated senior executives of the Company, including tax withholdings, but in no event will be paid after March 15 of the year following the year in which Executive’s right to such amount became vested. In order to earn and receive any such bonus, Executive must be employed by the Company, without having received from or tendered to the Company notice of an anticipated termination (for any reason), as of December 31st of the calendar year with respect to which such bonus to be paid to Executive is earned. Payment of a bonus for any year or other period of time will not give rise to an entitlement or expectation of a bonus for any other year or other period of time.

(3) IPO Bonus: Upon the occurrence of an IPO (as defined below), the Executive will be eligible for IPO Bonuses totaling $400,000.00.

(i) In order for the Executive to be eligible for an IPO Bonus, the Company must have a market capitalization of at least USD 300 Million at the time of its IPO. The market capitalization will be set by multiplying the Company’s number of shares outstanding immediately following the IPO by the price per share set at the IPO. For purposes of this Agreement, “IPO” means the first sale of equity securities issued by Company, which sale is registered under the Securities Act, and which securities are listed on a National Securities Exchange. For purposes of this Agreement, a “National Securities Exchange” means a securities exchange described in Section 18(b)(1) of the US Securities Act.

(ii) If condition (i) above has been met, and the Company’s share price has risen at least 20% in the five (5) business days following the completion of the IPO, the Executive will be paid an IPO Bonus of $200,000, net of all applicable taxes, withholdings, and deductions, within 45 days of the date of closing of the Company’s IPO.

(iii) If condition (i) above has been met, and the Company’s share price has risen more than at least 20% on the nine (9) calendar month anniversary of the IPO, the Executive will be awarded an IPO Bonus of $200,000, net of all applicable taxes, withholdings, and deductions, within 45 days following the nine-month anniversary of the completion of the Company’s IPO.

(4) In the event of a Trade Sale of the Company within three years following the IPO, the Executive shall receive a cash lump-sum payment (the “Trade Sale Bonus”). The Trade Sale Bonus shall be calculated as follows:

(i) if the total Consideration received by the Company and/or the Company’s shareholders pursuant to such Trade Sale exceeds USD 500 Million, the Trade Sale Bonus shall be $2 Million;

(ii) if the total Consideration received by the Company and/or the Company’s shareholders pursuant to such Trade Sale exceeds USD 750 Million, the Trade Sale Bonus shall be $3 Million;

(iii) if the total Consideration received by the Company and/or the Company’s shareholders pursuant to such Trade Sale exceeds USD 1 Billion , the Trade Sale Bonus shall be $5 Million.

The Trade Sale Bonus will be paid no later than 45 days following the legal completion of the Trade Sale.

For the purposes of this Section, “Consideration” means: the total value in USD of cash, shares, securities, and such other forms of consideration provided that in the case of shares, securities and any such other forms of consideration, they are freely tradeable on a nationally-recognised stock exchange (for instance, the NYSE, NASDAQ).

For the purposes of this Section, “Trade Sale” means: (i) the sale, lease, transfer or other disposition, in a single transaction or a series of related transactions by the Company or any of its subsidiaries of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Company; or (ii) a merger, amalgamation, reorganisation or consolidation in which (a) the Company is a party to such merger, amalgamation, reorganisation or consolidation; or (b) a subsidiary of the Company is a party to such merger, amalgamation, reorganisation or consolidation and the Company issues shares pursuant to such merger, amalgamation, reorganisation or consolidation; other than any such merger, amalgamation, reorganisation or consolidation involving the Company or a subsidiary of the Company in which the shares of the Company issued and outstanding immediately prior to the merger, amalgamation, reorganisation or consolidation continue to represent, or are converted or exchanged for shares which represent, immediately following such merger, amalgamation, reorganisation or consolidation, at least a majority, by voting power of the voting shares or other securities of (i) the surviving, continuing or resulting company, partnership, corporation or such other entity; or (ii) if the surviving, continuing or resulting company, partnership, corporation or such other entity immediately following such merger, amalgamation, reorganisation or consolidation, the parent of such surviving, continuing or resulting company, partnership, corporation or such other entity.

D. Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs made available to Company’s other senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans, including but not limited to, life, health and disability plans, and retirement plans and similar or other plans.

During the Employment Term, Executive shall be eligible to earn and accrue up to 30 vacation days per calendar year, which days shall accrue proportionally on a month-to-month basis through continued employment with Company. In addition, on January 1st of each calendar year during the Employment Term, Executive shall receive ten sick days (the equivalent of 80 hours) for use during such calendar year. Executive shall receive a pro-rated allotment of sick days, and shall be eligible to earn and accrue a pro-rated allotment of vacation days, for the period from the Effective Date through December 31, 2016. Upon separation from employment (for any reason), Executive shall be paid for any accrued but unused vacation days or sick days, unless applicable law requires otherwise. Executive may carry over up to 10 unused vacation days per calendar year. If not used, remaining vacation time will be forfeited. Except as set forth in this Agreement, all vacation and sick days shall accrue and be used and compensated in accordance with the Company’s vacation and sick leave policies as in effect from time to time, unless applicable law requires otherwise.

Subject to the foregoing, during the Employment Term, Executive may be eligible for other paid time off in accordance with Company’s other pay for time not worked policies. Nothing in this Agreement or otherwise shall prevent Company from amending or terminating after the Effective Date any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as Company deems appropriate, and Executive’s participation in any such plan, program, policy and perquisite shall be subject to the terms, provisions, rules and regulations thereof.

E. Reimbursement of Expenses. During the Employment Term, Company shall reimburse Executive for all reasonable and necessary business expenses that Executive incurs while performing Executive’s duties under this Agreement in accordance with Company’s general policies of expense reimbursement in effect from time to time.

3. COMPANY POLICIES AND PROCEDURES. Executive agrees to observe and comply with the reasonable and lawful policies and procedures of Company as adopted by the Board in writing or reflected in the formal minutes of the Board or committee thereof, respecting performance of Executive’s duties and to carry out and to perform the reasonable and lawful orders and directions stated by Company to Executive, from time to time, either orally or in writing. Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to executives of the Company generally, as in effect from time to tome and as approved by the Board or a duly authorized committee thereof.

4. TERM & TERMINATION.

A. Definitions. For purposes of this Agreement:

(1) Executive’s employment will be deemed to have been terminated by Company with “Cause” if the termination arises from a determination by the Board that (a) Executive is convicted of (or pleads guilty or nolo contendere to) a crime constituting a misdemeanor involving dishonesty or moral turpitude or any crime constituting a felony; (b) Executive’s misappropriation or embezzlement of the property of the Company (whether or not a misdemeanor or felony); (c) Executive commits a material act of dishonesty or otherwise engages in or is guilty of gross negligence or willful misconduct in the performance of Executive’s duties having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company; (d) Executive materially breaches the provisions of any written non-competition, non-disclosure or non-solicitation agreement, or any other agreement in effect with Company, including without limitation the provisions of Sections 5-9 of this Agreement or Company’s applicable written code of business conduct and compliance policies; or (e) Executive neglects, refuses or fails to perform Executive’s material duties hereunder, other than a failure resulting from Executive’s incapacity due to physical or mental illness; provided, however, Executive shall have 30 days following Company’s written notification specifying a condition under clause (c), (d) or (e) constituting “Cause” to cure such condition (to the extent the condition is curable as reasonably determined by the Board).

(2) Executive’s employment shall be deemed to have been terminated by Company “without Cause” if such termination is not with “Cause,” and such termination is not the result of Executive’s death or Executive suffering a Total Disability.

(3) Executive shall be deemed to have suffered a “Total Disability” if (a) Executive is granted long-term disability benefits under Company’s long-term disability plan or; (b) Executive becomes physically or mentally disabled so that Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of 180 consecutive days.

(4) Executive shall be deemed to have terminated Executive’s employment for “Good Reason” if Executive terminates Executive’s employment on account of the occurrence of one or more of the following without Executive’s consent:

(i) a material diminution by Company of Executive’s authority, duties or responsibilities, other than a diminution of authority, duties or responsibilities during a 30-day cure period following Company’s written notification of a condition constituting “Cause,” temporarily while Executive is physically or mentally incapacitated, or otherwise as required by applicable law;

(ii) a material diminution in Executive’s Base Salary which is not the result of an across the board reduction in base salaries of other senior executives of Company

(iii) any action or inaction that constitutes a material breach by Company of this Agreement, including the failure of Company to pay any amounts due under Section 2 or the failure of Company to obtain from its successors the express assumption and agreement required under Section 15(A).

Executive must provide written Notice of Termination for Good Reason to Company or any member of the Board within 90 days after the event constituting Good Reason. Company shall then have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notification. If Company does not correct that act or failure to act, then in order for the termination to be considered a Good Reason termination, Executive must provide a Second Notice of Termination which is dated is at least 30 days, but no more than 90 days after the first Notice of Termination.

B. Term. The term of the Executive’s employment, subject to early termination in accordance with this Section 4, under this Agreement is indefinite.

C. Notice of Termination and Date of Termination. Either Party must give written notice to the other of the intent to terminate this Agreement and Executive’s employment hereunder (“Notice of Termination”). The Notice of Termination must specify a date of termination of employment (“Date of Termination”), which shall incorporate any period of notice required by this Section 4, which notice period(s) may, in the Company’s sole discretion, be waived in whole or in part, provided that the Company pays Executive his salary and any other accrued obligation owed to Executive during the notice period.

D. Executive’s Death or Total Disability. Executive’s employment under this Agreement shall terminate upon the date of Executive’s death. Additionally, if, during the Employment Term, Executive suffers a Total Disability then Company may terminate Executive’s employment under this Agreement by giving Executive a Notice of Termination specifying the Date of Termination. Upon such termination due to death or Total Disability, Company shall pay to Executive or Executive’s estate (i) any Base Salary that has fully accrued but not been paid as of the effective date of such termination, any annual and discretionary bonuses that have been earned pursuant to Sections 2.B and 2.C(2) but not paid as of the date of such termination, as well as any vested and accrued employment benefits subject to the terms of any applicable employment benefit arrangements and applicable law (“Accrued Benefits”); and (ii) a prorated bonus for the year in which Executive’s death or Disability occurs (if applicable); and (iii) all other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including, but not limited to, any applicable insurance benefits. All other rights and benefits of Executive and Executive’s dependents hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

E. By Company with Cause. Company may terminate with Cause Executive’s employment hereunder at any time. In order to terminate Executive’s employment hereunder with Cause, Company must give Notice of Termination to Executive specifying the events or circumstances constituting Cause and the Date of Termination, which may be the same date as the date of the Notice of Termination. Upon termination with Cause, Company shall pay to Executive all Accrued Benefits. All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

F. By Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason at any time by giving Company Notice of Termination at least 6 months prior to the Date of Termination designated by Executive. Upon termination of Executive’s employment by Executive without Good Reason, Company shall pay to Executive all Accrued Benefits. All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

G. Without Cause by Company. Company may terminate Executive’s employment at any time without Cause by giving Executive a Notice of Termination at least 6 months prior to the Date of Termination.

H. Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Executive, Executive, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Executive’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be reasonably designated by Company following the Notice of Termination. Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that

Executive renders as provided in this Section 4(H). For each day that Executive performs services under this Section 4(H) after the Employment Term, Executive shall be reimbursed for Executive’s reasonable out-of-pocket expenses and, after the final payment by Company of any and all severance compensation due to Executive, Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the Date of Termination.

I. Surrender of Records and Property. Upon termination of employment, Executive shall promptly turn-over or deliver to Company at Company’s expense all property of the Company Group (as that term is defined below) in Executive’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company Group accounts, letters, financial information, memoranda, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of Company Group; and all computers, cellular phones and other property of Company Group. If any of the foregoing property of Company Group is electronically stored on a computer or other storage medium owned by Executive or a friend, family member or agent of Executive, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Executive that the information has been deleted from such person’s computer or other storage medium.

J. Garden Leave. In the event that either Party gives notice of early termination, the Company reserves the right to place Executive on garden leave by requiring Executive not to attend work and/or not to undertake all or any of his duties hereunder, provided always that the Company shall continue to pay Executive’s Base Salary and contractual benefits for such period. This clause shall not affect the general right of the Company to suspend the Executive during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive.

K. Severance. In the event the Executive’s employment is terminated without Cause or in the event the Executive terminates his own employment for Good Reason, the Company shall pay the Executive a lump sum severance payment (“the Severance”). The Severance shall be the equivalent of two year’s base salary, less any payments made in respect of or relating to any notice period, and will be paid within 45 days following the termination date.

L. Change In Control Severance. In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within one (1) month prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination”), and upon compliance with Section M below, Executive shall be eligible to receive the following Change in Control severance: i) the severance benefits described in Section K; (ii) notwithstanding anything contained in Executive’s Stock Award to the contrary, the vesting of all of Executive’s Stock Awards (or any substitute stock options or equity awards), as applicable, shall be accelerated in full and become vested effective on the effective date of the Change in Control; (iii) the term and the period during which Executive’s stock options may be exercised shall be extended to twelve (12) months after the date of Executive’s termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the Stock Award grant notice and/or agreement evidencing such award.

M. Release Requirement. The Severance benefits described above are conditional upon (i) Executive’s returning to the Company all Company property, (ii) Executive’s delivering to the Company and making effective a Release (defined below) within thirty (30) days following the termination date; (iii) Executive’s complying with the Release including without limitation any cooperation, non-disparagement and confidentiality provisions contained therein and continuing to comply with Executive’s continuing obligations to the Company. For the purposes of this Agreement, a Release shall mean a release of claims approved by Company and presented to Executive which shall be in the form as the Company may reasonably require, subject to revision based on advice from Company counsel to comply with changes in applicable law.

5. INTELLECTUAL PROPERTY.

A. Intellectual Property. During the Employment Term, Executive will be expected to perform duties which may lead to the creation of intellectual property including technologies, procedures, discoveries, methodologies, developments, designs, improvements, inventions, formulae, techniques, strategies, compilations of information, form and content of data, drawings, models, equipment, results of research proposals, reports, data such as those relating to, but not limited to, chemical, biological, pharmaceutical, experimental and clinical trials or procedures, customer lists, business and/or financial information, works of authorship, mask works, know-how whether or not patentable or registerable under patent, copyright, or similar statutes, generated, conceived, made, or reduced to practice in whole or in part by Executive, either alone or jointly with others. Intellectual Property includes without limitation all (i) issued United States and foreign patents, utility models, and the like, and applications pending before any relevant authority worldwide, including any additions, continuations, continuations-in-part, divisions, reissues, renewals, or extensions based thereon; (ii) copyrights and other rights in works of authorship; (iii) trade secrets; and (iv) any other intellectual property rights in existence at the date of this Agreement (collectively, hereinafter “Intellectual Property”).

B. Assignment. Executive hereby irrevocably assigns and transfers to Company all right, title and interest in and to Intellectual Property worldwide, and agrees that Company shall be the sole owner of all Intellectual Property generated, conceived, developed, made, or reduced to practice, in whole or in part, by Executive either alone or jointly with others, whether during working hours or at any other time during Executive’s employment with Company (including prior to, during and after the Employment Term), whether at the request or upon the suggestion of Company, results from tasks assigned to Executive by Company, results from the use of Company premises or property (including but not limited to equipment, software, firmware, supplies or facilities owned, leased, licensed or contracted by Company), or otherwise, which are useful in, or directly or indirectly related to Company’s business or any contemplated business of Company, or which relate to, or are generated, conceived, developed, made, reduced to practice, in whole or in part during the course of, Executive’s employment, or which are developed or made from, or by reason of knowledge gained from, such employment. Executive is not required to assign any developments that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secrets, or Intellectual Property, except for those developments that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by Executive for the Company. In addition, this Agreement does not apply to any developments that qualify fully for protection from assignment to the Company under any applicable law, regulation, rule, or public policy.

C. Work for Hire. Executive acknowledges and agrees that all works of authorship he creates, whether alone or jointly with others, during the period of employment with the Company Group (as that term is defined below) (including prior to, during and after the Employment Term) other than those developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secrets, or Intellectual Property, shall be deemed a “work-for-hire” as defined by the United States Copyright Act and is owned by Company. If for any reason the work would not be considered a work made for hire under applicable law, the Executive hereby sells, assigns, and transfers to Company, as well as to its successors and assigns, the entire right, title and interest in and to the copyright in the work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the work throughout the world. Developments, if any, patented or unpatented, which Executive made prior to the commencement of his employment with the Company are excluded from the scope of this Agreement. If, in the course of his employment with the Company, Executive incorporates a prior development into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such prior developments. Notwithstanding the foregoing, Executive agrees that he will not incorporate, or permit to be incorporated, his prior developments in any Company developments without the Company’s prior written consent.

D. Continuing Obligations. Executive agrees to disclose promptly all technologies, procedures, discoveries, methodologies, developments, designs, improvements, inventions, formulae, techniques, strategies, compilations of information, form and content of data, drawings, models, equipment, results of research proposals, reports, data such as those relating to, but not limited to, chemical, biological, pharmaceutical, experimental and clinical trials or procedures, customer lists, business and/or financial information, works of authorship, mask works, know-how conceived,, developed, made, or reduced to practice, in whole or in part, by Executive (alone or with others) to which Company is entitled to as provided herein, and agrees not to disclose such Intellectual Property to others except as required by law or as is reasonably necessary or appropriate in connection with the performance of Executive’s duties as an employee and officer of Company, without the express written consent of Company. Executive further agrees to maintain accurate and complete records, to create other written documentation as is necessary and appropriate to document the creation of any Intellectual Property.

Executive promptly shall execute and deliver to the Company any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the Company including, without limitation, assignment agreements satisfactory to the Company. Upon request of the Company, during and after Executive’s employment with the Company, Executive shall execute patent, copyright, trademark, mask work or other applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of patent letters or registration of copyrights, trademarks or mask works in the United States and foreign countries based on such Inventions. It is understood that all expenses in connection with such trademarks, copyrights or patents, and all applications related thereto, shall be borne by Company, however Company is under no obligation to protect such Intellectual Property, except at its own discretion and to such extent as Company shall deem desirable.

Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as herein provided. For each day that Executive performs services under this Section 5(D) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and, after the final payment by Company of any and all severance compensation due to Executive under this Agreement, Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the Date of Termination.

6. CONFIDENTIAL INFORMATION.

A. Confidential Information. The term “Confidential Information” means all information related to the business of the Company, or its parent company(ies), subsidiaries, affiliates, and/or other related entities, including but not limited to Sellas Life Sciences Group AG and its direct or indirect affiliates and subsidiaries and any entities that it directly or indirectly controls, whether existing as of the Effective Date or at any time in the past or future (collectively, as the term is used throughout this Agreement, the “Company Group”), which information exists or existed, or is or was developed, at any time while Executive is or was an employee, consultant, independent contractor, officer and/or director of the Company Group (including prior to, during and after the Employment Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, Work Product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by the Company Group, which could prove beneficial in enabling a competitor to compete with the Company Group; or (ii) information that satisfies the definition of a “Trade Secret” as that term is defined in the Delaware Uniform Trade Secrets Act, Title 6 Section 2001, as amended from time to time; provided, however, that information that is in the public domain (other than as a result of a breach by Executive of this Section 6), approved for release by Company, or lawfully obtained from a third party who is not known by Executive (after Executive’s reasonable inquiry) to be bound by a confidentiality agreement with Company and general information, knowledge and skill that Executive may have learned in the course of similar employment or work elsewhere in the Company’s industry is not Confidential Information

B. Acknowledgements. Executive acknowledges and agrees that: (1) Executive’s position with Company is one of high trust and confidence, (2) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (3) Executive’s protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (4) all Confidential Information is the property of the Company Group, and (5) Executive shall acquire no right, title or interest in, to or under any such Confidential Information.

C. Nondisclosure. Executive promises that Executive will never (before, during or after the Employment Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company; or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company. Executive promises to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information. In the event Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Executive promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Executive is legally compelled to disclose; and (d) exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Executive’s (or his attorney’s) right, without prior authorization from or notification to the Company Group: (i) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (ii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iii) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7. NONCOMPETITION.

A. Restricted Period. As used in this Agreement, the term “Restricted Period” means throughout the Employment Term and continuing until the end of the six-month period following the date on which Executive’s employment with Company is terminated for any reason (whether voluntary or involuntary). The Restricted Period will be reduced by one day for every day, during which, at the Company’s direction the Executive has been excluded from the Company’s premises and has not carried out any duties pursuant to the garden leave provisions of this Agreement.

B. Prohibition on Competition. Executive hereby covenants and agrees that, until the expiration of the Restricted Period, except for any activity identified on Exhibit A, Executive will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engages in any activities anywhere in Bermuda or the United States of America that are materially similar to or competitive with the Company Group’s pharmaceutical development and Commercialization (as defined below) activities in the fields of (i) peptide vaccines for the treatment of cancer, and/or (ii) such other products which the Company Group is actively and demonstrably developing and/or Commercializing at the time Executive’s employment is terminated which such service, ownership or employment would involve Executive engaging in activities that are competitive with the Company. If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of the Company Group’s business, then Executive agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable. For purposes of this Agreement, “Commercialize” or “Commercialization” means the sales and marketing phase with regard to a specific drug candidate in a specific country or region following the regulatory approval of said drug candidate in the applicable country or region.

C. Exceptions. Executive’s ownership of less than 5% of the stock of a company that is competitive with the activities of the Company Group as described in Section 7(B) and listed on a national securities exchange shall not be deemed to violate the prohibitions of Section 7(B). Also, Executive shall not be considered to have violated Section 7(B) with respect to the purchasing entity if there is a sale and Executive becomes an employee, officer, director or shareholder of the purchasing entity.

8. NONSOLICITATION.

A. Of Employees. Until the expiration of the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with the Company Group’s employment of, or offer employment to, any senior employee (meaning an employee with a rank equal or similar to Assistant Vice President) of the Company Group with whom the Executive had material dealings; (b) employ or otherwise interfere with the Company Group’s engagement with, or offer employment to, any consultant of Company with whom the Executive had material dealings; or (c) induce or attempt to induce any such employee or consultant to breach their employment agreement or relationship or consulting agreement or relationship with the Company Group; provided, however, that Executive shall not be in breach of this provision if any such employee or consultant, without inducement or solicitation by Executive, applies for employment at Executive’s subsequent employer in response to a general advertisement soliciting employment.

B. Of Clients. Until the expiration of the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own account or for any other person or entity (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company Group, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Executive’s employment with the Company Group, had a business relationship with the Company Group, or any person or entity whose business the Company Group was soliciting or attempting to solicit at the time of Executive’s termination, (a) for whom Executive performed services or with whom Executive had contact during his employment with the Company, or whose business Executive was soliciting or attempting to solicit at the time of Executive’s termination, and (b) with whom Executive did not have a business relationship prior to his employment with the Company Group; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company Group and any such client, customer, supplier, vendor, licensee, licensor, person, or entity.

For purposes of and as it is referenced in this Section 8 of the Agreement only, Executive’s period of employment with the Company shall be deemed to encompass any period, including before the Employment Term, during which Executive is or was an employee, consultant, independent contractor, officer and/or director of the Company Group.

9. REASONABLENESS OF RESTRICTIONS; REMEDIES. Executive has carefully read and considered the restrictive covenants set forth in Sections 6-8 hereof, and understands Executive’s obligations thereunder, the limitations such obligations will impose upon Executive after termination of Executive’s employment with Company, and that the Restricted Period extends for 6 months following the termination of Executive’s employment. Executive has had full opportunity to review this Agreement with an attorney of his choosing, and Company has hereby advised him to do so, specifically Sections 6-8, before executing the Agreement. Executive agrees that, as a result of Executive’s position with Company, the length of the Restricted Period and each restriction set forth in Sections 6-8 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, (3) fair and reasonable in that Company’s agreement to employ Executive, and a portion of the compensation to be paid to Executive hereunder, are in consideration for such covenants and Executive’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants, and (4) not overly broad or unduly burdensome to Executive, either in geographic or temporal scope. Executive acknowledges that Executive’s compliance with Executive’s obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Executive agrees that Executive’s breach of Executive’s obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate. Consequently, Executive agrees that in the event that Executive breaches or threatens to breach any of the obligations and/or restrictive covenants contained herein, Company shall be entitled to: (a) seek injunctive relief to prevent or halt Executive from breaching this Agreement; and (b) money damages as determined by a court of competent jurisdiction. Executive hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Executive agrees that the lowest amount permitted shall be adequate. Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein. The Parties agree that all remedies shall be cumulative. Each party is responsible for its own costs and expenses, including attorneys’ fees.

10. NO PRIOR RESTRICTIONS. Executive hereby represents and warrants to Company that the execution, delivery, and performance by Executive of Executive’s duties under this Agreement do not violate any provision of any agreement or restrictive covenant which Executive has with any former employer or any other entity. Executive further agrees to honor and inform Company of any and all post-employment obligations Executive has to any former employer or any other entity with which Executive has or had a business relationship.

11. NOTICES. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to the Chairman of the Board, and in the case of Executive, addressed to Executive’s personal address as appearing in Company’s payroll records, and in each case to such other mail address, email address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party. Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three days after deposit in the U.S. Mail.

12. LIKENESS. Executive hereby grants to Company a license to use, without further compensation or approval from Executive, Executive’s name, image, portrait, voice, likeness and all other rights of publicity, or any derivative or modification thereto that Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to Company’s business and consistent with professional business standards, and does not disparage or denigrate Executive. Within 30 days after the termination of Executive’s employment, the Company shall cease using Executive’s likeness.

13. INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Executive harmless to the fullest extent permitted by applicable law in effect at the time this provision is implicated against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorneys’ fees), losses, and damages resulting from Executive’s performance, within the scope of his employment, of Executive’s duties and obligations with Company. The Company agrees to maintain insurance policies generally for the benefit of officers and directors of Company and Executive will be entitled to be covered thereunder, both during and, while potential liability exists, by and pursuant to the terms of any such policy against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors. These obligations shall survive the termination of Executive’s employment with Company. Notwithstanding anything else in this provision, to be indemnified, Executive’s actions must not be intentionally wrongful acts, intentionally unlawful acts and/or acts of gross negligence.

14. GENERAL PROVISIONS.

A. Successors and Assigns. The rights and obligations under Sections 5, 6, 7 and 8 of this Agreement shall survive the termination of Executive’s services to Company in any capacity and shall inure to the benefit and shall be binding upon Executive’s heirs and personal representatives. Executive’s duties and obligations are personal in nature and Executive may not assign or delegate any duties under this Agreement without Company’s prior written approval. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganisation or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Executive acknowledges that in such event the obligations of Executive hereunder will continue to apply in favor of the successor. As used in this Agreement, “Company” shall mean Company and any such successor which assumes and agrees to perform the duties and obligations of Company under this Agreement by operation of law or otherwise.

B. Survival of Certain Terms. The terms, conditions and covenants set forth in this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including, without limitation, Sections 5-8, shall survive the termination of this Agreement and Company’s employment of Executive hereunder, and the Parties shall remain bound by such terms, conditions and covenants.

C. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of Bermuda, without regard to its conflict of law provisions. The litigation of any disputes arising out of this Agreement shall take place in the Supreme Court of Bermuda. Notwithstanding the foregoing, should Executive refuse to comply with an order or judgment of such court, then Company may enforce this Agreement and the order or judgment of such court in any jurisdiction it deems appropriate.

D. Severability, Reform. If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

E. Entire Agreement. Except as otherwise provided herein with respect to the Stock Agreements, this Agreement and its attached Exhibit, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between the Company Group and Executive, regarding the subject matter hereof.

For the avoidance of doubt, and without limitation of the foregoing, the Parties acknowledge and agree that, all prior agreements, contracts, and/or understandings, including all exhibits and schedules annexed thereto, between Executive and the Company Group regarding Executive’s compensation, benefits, and/or equity, and/or obligations to the Company Group, during any prior consultancy or employment with the Company Group, are hereby superseded, cancelled, and rendered null and void immediately upon the Effective Date. Further, neither Party shall have any entitlement to, and shall not, claim, following the Effective Date, any rights, remedies, or protections, including but not limited to any rights to any bonuses or other compensation, under any such agreements, contracts, or understandings, or claim, following the Effective Date.

F. Modification and Waiver. This Agreement may not be amended except by a written instrument signed by both Parties which specifically refers to the particular provision or provisions being amended. No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted. No waiver by any Party of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any Party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement. Neither email correspondence, text messages, nor any other electronic communications constitutes a written instrument for purposes of this Section 14(F) of the Agreement.

G. Taxes; Withholding. All compensation and benefits payable to Executive under this Agreement shall be subject to all income and other employment tax withholding and reporting required by federal, state or local law with respect to compensation, benefits and reimbursable expenses paid by a corporation to an employee, unless otherwise set out in this Agreement. Both Parties agree that in the event Executive becomes subject to taxation in the United States at any time during the term of this Agreement, the parties shall take all actions necessary in good faith no later than December 31st of the calendar year during which Executive becomes subject to taxation in the United States, to amend this Agreement and/or execute a new agreement to comply with applicable provisions of the United States Internal Revenue Code of 1986, as amended.

H. Assistance in Litigation. Executive shall reasonably cooperate with the Company Group in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company Group that relate to events or occurrences that transpired while Executive was employed by Company. Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. Executive also shall cooperate fully with the Company Group in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by Company. Notwithstanding anything to the contrary in this Section 16(H), unless otherwise mutually agreed between Executive and Company in writing and, for each day that Executive performs services under this Section 14(H) Executive shall be reimbursed for Executive’s reasonable out-of-pocket expenses and, after the final payment by Company of any and all severance compensation due to Executive under this Agreement, Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the Date of Termination.

I. Beneficiaries; References. Executive shall be entitled to select (and change to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative. Any reference to any gender in this Agreement shall include, where appropriate, the other gender.

J. Voluntary Agreement. Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such Party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

K. Effect of Headings. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

L. Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute an instrument. All signatures of the Parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

OF

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has duly executed and delivered this Agreement, as of the date first written on page 1 of this Agreement.

/s/ Luis Palacios
Luis Palacios
Chairman of the Board of Directors
Sellas Life Sciences Group AG

Date: 11-29-2016

/s/ Angelos Stergiou
Dr. Angelos Stergiou
CEO
Sellas Life Sciences Group AG

Date: 11-29-2016

EXHIBIT A

OUTSIDE BUSINESS ACTIVITIES

Executive may continue to serve as a director of and advisor to other companies, including without limitation nonprofit and/or charitable organizations, with the exception of any company in direct competition with Company, provided that the time devoted by Executive to such services shall not exceed 15 hours per month and shall not interfere with Executive’s duties of employment hereunder or Executive’s diligent performance thereof.